AMENDED SCHEDULE A

DATED AUGUST 22, 2008

TO THE

ADMINISTRATIVE SERVICES AGREEMENT

BETWEEN

OLD MUTUAL FUNDS III

AND

OLD MUUTAL FUND SERVICES

DATED FEBRUARY 19, 2008

Old Mutual Funds III consists of the following Funds, each of which is subject to this Agreement:

Old Mutual 2011-2020 Aggressive Fund
Old Mutual 2021-2030 Aggressive Fund
Old Mutual 2031-2040 Aggressive Fund
Old Mutual 2041-2050 Aggressive Fund
Old Mutual 2011-2020 Conservative Fund
Old Mutual 2021-2030 Conservative Fund
Old Mutual 2031-2040 Conservative Fund
Old Mutual 2041-2050 Conservative Fund
Old Mutual 2011-2020 Moderate Fund
Old Mutual 2021-2030 Moderate Fund
Old Mutual 2031-2040 Moderate Fund
Old Mutual 2041-2050 Moderate Fund
Old Mutual Heitman Global Real Estate Securities Fund

OLD MUTUAL FUND SERVICES		OLD MUTUAL FUNDS III

By:	/s/ Robert T. Kelly	By:	/s/ Robert T. Kelly
Name:	Robert T. Kelly	Name:	Robert T. Kelly
Title:	Vice-President	Title:	Treasurer